Exhibit (a)(5)(D)

Handy & Harman Ltd. Announces Final Results of Tender Offer

White Plains, New York, September 11, 2014 – Handy & Harman Ltd. (NASDAQ: HNH) (“HNH” or the “Company”) announced today the final results of its previously announced tender offer to purchase for cash up to $60 million in value of its common stock, par value $0.01 per share, at a price of $26.00 per share.  The tender offer expired at 5:00 P.M., Eastern Time, on September 5, 2014.

Based on the final count by Computershare Trust Company, N.A. (“Computershare”), the depositary for the tender offer, 2,099,843 shares were properly tendered and not withdrawn and have been accepted for purchase by the Company at the purchase price of $26.00 per share, for a total cost of approximately $54.6 million, excluding fees and expenses related to the tender offer.

Following consummation of the tender offer, HNH will have 10,784,560 common shares outstanding.

Computershare will promptly issue payment for the common shares validly tendered and accepted for purchase in accordance with the terms and conditions of the tender offer.

Investor questions concerning the tender offer may be directed to the information agent, MacKenzie Partners, Inc., at 800-322-2885 or tenderoffer@mackenziepartners.com.

About Handy & Harman Ltd.

Handy & Harman Ltd. is a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves. Through its wholly-owned operating subsidiaries, HNH focuses on high margin products and innovative technology and serves customers across a wide range of end markets. HNH’s diverse product offerings are marketed throughout the United States and internationally.

HNH’s companies are organized into five businesses: Joining Materials, Tubing, Building Materials, Arlon, and Kasco.

The Company sells its products and services through direct sales forces, distributors, and manufacturer’s representatives. HNH serves a diverse customer base, including the construction, electronics, telecommunications, transportation, utility, medical, semiconductor, aerospace, aviation, military electronics and food industries.

The Company’s business strategy is to enhance the growth and profitability of the HNH business units and to build upon their strengths through internal growth and strategic acquisitions. Management expects HNH to continue to focus on high margin products and innovative technology. Management has evaluated and will continue to evaluate, from time to time, potential strategic and opportunistic acquisition opportunities, as well as the potential sale of certain businesses and assets.

The Company is based in White Plains, N.Y., and its common stock is listed on the NASDAQ Capital Market under the symbol HNH. Website: www.handyharman.com

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect HNH’s current expectations and projections about its future results, performance, prospects, and opportunities. HNH has tried to identify these forward-looking statements by using words such as “may,” “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate,” and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause its actual results, performance, prospects, or opportunities in 2014 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, HNH’s need for additional financing and the terms and conditions of any financing that is consummated, customers’ acceptance of its new and existing products, the risk that the Company will not be able to compete successfully, the possible volatility of the Company’s stock price, and the potential fluctuation in its operating results. Although HNH believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s Form 10-K for the year ended December 31, 2013, for information regarding risk factors that could affect the Company’s results. Except as otherwise required by Federal securities laws, HNH undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

James F. McCabe, Jr., Senior Vice President and Chief Financial Officer
212-520-2376
jmccabe@steelpartners.com